UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report: (Date of earliest event reported): October 7, 2008

CELL THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Washington	001-12465	91-1533912
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

501 Elliott Avenue West, Suite 400

Seattle, Washington 98119

(Address of principal executive offices)

Registrant’s telephone number, including area code: (206) 282-7100

Not applicable

(Former name or former address, if changed since last report).

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

On October 7, 2008, Cell Therapeutics, Inc. (the “Company”) received a letter from the Listing Qualifications Staff of The NASDAQ Stock Market (the “Staff”) indicating that, based upon the Company’s non-compliance with the $50 million market value of listed securities requirement set forth in NASDAQ Marketplace Rule 4450(b)(1)(A), the Company’s common stock is subject to delisting from The NASDAQ Global Market unless the Company requests a hearing before a NASDAQ Listing Qualifications Panel (“Panel”). The NASDAQ letter follows prior correspondence from the Staff regarding the Company’s market value of listed securities, which was disclosed in the Company’s press release dated September 6, 2008.

The Company plans to timely request a hearing before the Panel to appeal such determination. There can be no assurance that the Panel will grant the Company’s request for a continued listing. The Company’s securities will remain listed pending the issuance of the Panel’s decision following the hearing. Alternatively, the Company may apply to transfer its securities to The NASDAQ Capital Market if it meets the listing requirements for The NASDAQ Capital Market, which requires, among other things, a minimum aggregate market value of the Company’s listed securities of $35 million.

As of October 9, 2008, the Company had 33,697,371 shares of common stock outstanding, which would result in a market value of listed securities of $17.5 million based on the closing bid of $0.52 of the Company’s common stock on the NASDAQ Global Market on October 9, 2008.

A copy of the press release announcing the notification from the Staff is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description

99.1	Press Release issued by the registrant on October 10, 2008.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CELL THERAPEUTICS, INC.

Date: October 10, 2008	By:	/s/ Louis A. Bianco
Louis A. Bianco
Executive Vice President, Finance and Administration

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release issued by the registrant on October 10, 2008.